Exhibit 99.1

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                                                    PricewaterhouseCoopers LLP
                                                    1177 Avenue of the Americas
                                                    New York NY 10036
                                                    Telephone (646) 471 4000
                                                    Facsimile (646) 471 41000

                        Report of Independent Accountants




To the Board of Directors and Shareholders of Equity One, Inc.

We have examined management's assertion about Equity One, Inc. and its subsidiaries' (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended November 30, 2001 included in the accompanying management assertion (see Exhibit
1). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended November 30, 2001 is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP
January 31, 2002

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400 Lippincott Drive                                    Telephone (856) 396-3684
Marlton, NJ 08053                                             Fax (856) 396-2713

                                                                       Exhibit 1

                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards


January 31, 2002


As of and for the year ended November 30, 2001, Equity One, Inc. and its subsidiaries (the "Company"), a wholly owned subsidiary of Popular North America, Inc. (the "Parent"), have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") solely for the purpose of servicing the residential mortgage loans underlying the Loan Assets Backed Certificates Series 1997-1, 1998-1, 1999-1, 2000-1, 2001-1, 2001-2, 2001-3 (the "Agreement") except as noted as follows:

Instances of non-compliance with Section V.3 of the Uniform Single Attestation Program requiring that escrow accounts be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis occurred during fiscal 2001. Management is currently implementing procedures to avoid further problems regarding the timeliness of escrow analysis.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies through its Parent company with individual coverage for each and every loss in the amounts of $2,300,000 and $1,000,000, respectively.



/s/ James H. Jenkins                                  2-28-02
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James H. Jenkins                                      Date
Senior Vice President
Chief Financial Officer